Exhibit 10.34
CONFIDENTIAL EXECUTIVE SEVERANCE
AND RELEASE AGREEMENT
          This Confidential Executive Severance and Release Agreement (“Agreement”) is entered into by and between ILLUMINA, INC. (“the Company”) and Joel McComb (“Executive”) (collectively “the Parties”), as of the date of the last Party to sign it below, with respect to the following facts:
     A. By mutual agreement of the Parties, Executive shall resign from his employment with the Company as its Senior Vice President & General Manager, Life Sciences, effective at midnight on February 28, 2010 (the “Resignation Date”).
     B. Executive and the Company desire to resolve any known or unknown claims as more fully set forth below.
     NOW THEREFORE, the Parties hereby agree as follows:
          1. Acknowledgement of Payment of Wages through the Resignation Date. Executive’s eligibility for the supplemental benefits described in Paragraph 2, below, is separate and apart from, and in addition to, Executive’s receipt of his final paycheck and all accrued and unused vacation pay, 2009 bonus if not already paid, deferred compensation payout, all business expense reimbursement (permitted under the Company’s Travel & Expense Reimbursement Policy) and other wages (if any) through the Resignation Date. Executive agrees and acknowledges that he has received full payment of all compensation, wages, commissions, bonuses and/or expense reimbursements of any kind owed to him through the Resignation Date.
          2. Severance Benefits and Stock Vesting and Acceleration. As consideration for the promises contained in this Agreement, Executive is offered the following supplemental benefits. Executive acknowledges and agrees that he is not otherwise entitled to these benefits and they constitute adequate legal consideration for the promises and representations made by him in this Agreement:
               2.1 Severance Payment. The Company agrees to pay Executive a lump sum payment in the gross amount of Two hundred fifty-nine thousand five hundred forty-four and eight cents ($259,544.08), less all appropriate federal and state tax withholdings, a payment to which Executive is not otherwise entitled (“Severance Payment”). Subject to paragraph 19, the Severance Payment will be paid on the first payday following the Effective Date as described in paragraph 7.4 below.
               2.2 COBRA Continuation Coverage. As long as Executive timely elects such coverage, the Company shall pay, directly to its insurance carrier, the cost of COBRA continuation coverage for Executive and his dependants (if applicable) under the Company’s group medical and/or dental insurance plans then in effect through September 30, 2010 (“COBRA Payments”). After September 30, 2010, Employee shall
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be responsible for any and all COBRA Payments. The COBRA Payments shall commence after the Effective Date of this Agreement.
               2.3 Stock Option Exercise Period. Executive shall have until March 31, 2011 to exercise any vested stock options granted to the Executive under grant # 3227, and until August 28, 2010 to exercise any vested stock options granted to the Executive under grant #4103 (collectively and individually “Extended Exercise Period”). Executive acknowledges, however, that he shall not be granted additional stock options, restricted stock or shares after the Resignation Date, nor shall he be entitled to any cash bonuses or other incentive pay. Executive also agrees that, during the Extended Exercise Period, he will fully comply with all Company rules and policies as they apply to employees, including any policies applicable to persons with material, non-public information. The Executive acknowledges and agrees that none of the Accelerated Stock Options will be exercisable before the later of the Resignation Date and the Effective Date. As used in this Paragraph 2.3, “vested stock options” means and only includes (i) stock options granted to the Executive before the Resignation Date that are vested as of the Resignation Date, and (ii) Accelerated Stock Options as defined in Paragraph 2.4 below.
               2.4 Vesting Acceleration Period. The Company agrees to accelerate the vesting of unvested stock options through August 28, 2010. As used in this Paragraph 2.4, “unvested stock options” means stock options granted to the Executive before the Resignation Date that are not vested as of the Resignation Date. Accordingly, unvested stock options that would normally have vested through August 28, 2010 had the Executive remained a Company employee until August 28, 2010 will become vested on the Resignation Date and are herein referred to as Accelerated Stock Options.
          3. Communication of Resignation. Communication regarding Executive’s resignation and matters related thereto will be made public on a particular date to be determined by the Company. Executive agrees not to communicate his resignation to any staff prior to a public announcement unless specifically agreed to in advance by Jay Flatley, President and Chief Executive Officer.
          Executive and the Company agree that Executive will cease reporting to work at the Company effective at midnight on February 28, 2010, and remain available by telephone to the Company for one month thereafter, on an as-needed basis and without compensation and benefits other than those included in this Agreement. Any communications about Executive’s resignation will indicate only that Executive resigned to pursue other opportunities and that the Company wishes him well in his endeavors.
          4. Confidentiality. The fact of and the terms and conditions of this Agreement, including Executive’s intent to resign, and any and all actions taken by the Company in accordance with this Agreement, are strictly confidential. Accordingly, from the date of this Agreement forward, except and only to the extent required by law and until disclosure pursuant to such legal requirement, such facts, terms and conditions shall not be disclosed, discussed or revealed by Executive (directly or indirectly) to any
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current or former Company employee, or to any other person or entity. By way of example but not by way of limitation, Executive shall keep strictly confidential and shall not disclose any aspect of his resignation except in accordance with Paragraph 3, above and, after disclosure pursuant to such legal requirement, only to the extent of such required disclosure. Notwithstanding the restrictions on disclosure contained in this paragraph, prior to such required disclosure Executive may disclose in strict confidence such facts, terms and conditions to members of his direct family, tax advisors, or personal attorneys, but only after such persons have been made aware of the strict confidential nature of that information and have agreed to maintain that information in confidence.
          5. General Mutual Release. In return for the consideration provided by the Company as set forth in this Agreement, Executive hereby irrevocably and absolutely releases the Company, and the Company hereby irrevocably and absolutely releases Executive, and each of their related entities, present and former officers, directors, stockholders, employees, agents, insurers, attorneys, administrators, successors and assigns (hereafter collectively referred to as “Releasees”), from any and all claims, known or unknown, suspected or unsuspected, related in any way to any transactions, affairs or occurrences between the Company and Executive to date to the fullest extent permitted by law, including, but not limited to, all losses, liabilities, claims, charges, demands and causes of action arising directly or indirectly out of or in any way connected with Executive’s employment with the Company and the cessation of Executive’s employment with the Company. This includes but is not limited to any claim of employment discrimination, harassment, or retaliation arising under federal, state or local law including but not limited to the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, as well as any claim of breach of employment contract, breach of the implied covenant of good faith and fair dealing, emotional distress, wrongful termination, fraud, defamation, whistle blowing, and any other tort, contract, constitutional or statutory claims, and all claims for attorneys’ fees, penalties, and costs. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, claims under Labor Code Section 2802, or any other claims that cannot lawfully be waived by this Agreement.
               5.1. Executive and the Company acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
               5.2. Executive and the Company declare and represent that they intend this Agreement to be final and complete and not subject to any claim of mistake. Executive and Company execute this release with the full knowledge that this release covers all possible claims against the Releasees, to the fullest extent permitted by law.
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               5.3. Executive expressly waives Executive’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Executive or on Executive’s behalf by an administrative agency, related in any way to the matters released herein.
          6. Civil Code 1542 Waiver. Executive and the Company understand and agree that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past, present or future, and that any and all benefits and rights granted to Executive or Company under section 1542 of the California Civil Code are hereby expressly waived. Civil Code section 1542 states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          Executive understands that he is a “creditor” within the meaning of Civil Code section 1542.
          7. Age Discrimination Claim Waiver. This Agreement is intended by the Parties to release and discharge any and all claims of Executive under the Age Discrimination in Employment Act, 29 U.S.C. section 621 et. seq. It is the intent of Executive and the Company that this Agreement satisfies the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f) for a valid waiver. The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:
               7.1. Executive acknowledges and agrees that he has read and understands the terms of this Agreement;
               7.2. Executive is advised to consult with an attorney before executing this Agreement, and Executive has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly and voluntarily;
               7.3. Executive shall have twenty-one (21) calendar days after receipt of this Agreement in which to consider and execute this Agreement. Executive understands that at his option, he may elect not to use the full 21-day period;
               7.4. This Agreement shall not become effective or enforceable until seven (7) calendar days after Executive signs this Agreement. In other words, Executive may revoke his acceptance of this Agreement within seven (7) calendar days
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after the date he signs it. Executive’s revocation must be in writing and received by Christian G. Cabou, Senior Vice President and General Counsel, within the seven (7) calendar day period in order to be effective. If Executive does not revoke acceptance within the seven (7) calendar day period, his acceptance of this Agreement shall become binding and enforceable on the eighth day after it is signed by him and delivered to the Company (the “Effective Date”).
               7.5. This Agreement shall not apply to any claims for age discrimination that arise after the Effective Date.
          8. Nondisclosure and Non-Use of Company Confidential Information. Executive acknowledges and agrees that, by reason of his high-level, sensitive position with the Company, he has been given access to the Company’s most confidential and proprietary documents, materials and information, including those regarding the Company’s products, strategic plans and litigation strategies, research, business affairs, and personnel matters, which he acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company. Such information, documents and materials may include, without limitation, trade secrets, inventions, research, plans, proposals, acquisitions or divestitures, marketing and sales programs, litigation strategies, financial projections, cost summaries, pricing formulas and all concepts or ideas, materials or information related to the products, research, business or sales of the Company or the Company’s customers or business partners, as well as the Company’s personnel matters, which has not previously been released to the public at large by an authorized representative of the Company. Executive represents that he has held all such information confidential and will continue to do so, and that he will not use such confidential or proprietary information and/or documents for any purpose whatsoever. Executive understands that this obligation of confidentiality continues even after the Resignation Date. Executive also reaffirms his agreement to, and all of his obligations under, his Proprietary Information & Invention Agreement and At-Will Employment Agreement dated March 18, 2008. The Parties expressly incorporate all of the terms and conditions of said agreement into this Confidential Executive Severance and Release Agreement.
               8.1. Executive acknowledges and agrees that disclosure and/or use of any such confidential information would cause irreparable harm to the Company which could not be adequately or reasonably compensated in damages in an action at law. Accordingly, in the event of such disclosure or use (whether actual or threatened), Executive agrees that the Company, in addition to exercising any other rights and remedies available to it under this Agreement or otherwise, is entitled to obtain injunctive relief and other equitable relief from a court of competent jurisdiction restraining Executive from such disclosure and use.
               8.2. Executive represents and warrants that, as of the Resignation Date, he has irreversibly destroyed or returned to the Company all Company property, including all confidential, proprietary and/or trade secret information described above, including all hard copy or electronically stored copies of any documents, except
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that one copy only of such documents shall be kept confidential and strictly for archival purposes only by Mr. Thad A. Davis, Ropes & Gray LLP, the Executive’s personal attorney..
          9. Mutual Non-Disparagement. Executive agrees that he will not make any disparaging or derogatory comments or statements (written or oral) about the Company or any other Releasees, including the Company’s employees, officers, directors, or agents; further, the Company likewise agrees to not make any disparaging or derogatory comments or statements (written or oral) about the Executive, and undertake reasonable steps to ensure that the Company’s directors, officers, and Vice Presidents do not do so.
          10. Agreement To Cooperate. As additional consideration for this Agreement, Executive agrees that he will, in good faith and with due diligence, assist in, facilitate and cooperate with the Company and provide information as to matters which he was involved, or has information on, while he was an employee of the Company and which are the subject of an action, investigation, proceeding, litigation or otherwise. Executive particularly agrees to make himself available, upon reasonable notice, to be interviewed, give sworn testimony and statements, declarations, trial testimony and other such assistance. Nothing herein is intended or should be construed as requiring anything other than Executive’s cooperation in providing truthful and accurate information.
          11. Breach of Specified Provisions. Executive agrees that any violation of his obligations under Paragraphs 2.3, 3, 4, 5, 6, 8, 9 or 10 of this Agreement shall constitute a material breach of this Agreement and shall terminate any further obligations of the Company to provide the Severance Payment, Vesting Acceleration Period, or the Extended Exercise Period to Executive. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof. Executive agrees that in the event an action or proceeding is instituted by the Releasees to enforce the terms or provisions of this Agreement, the Releasees shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with the enforcement of this Agreement. This attorneys’ fee provision shall not apply to any action brought by the Company to enforce Executive’s release of claims under the Age Discrimination in Employment Act.
          12. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below:
     As to Company: Attn: Christian G. Cabou, Senior Vice President and General Counsel, 9885 Town Centre Drive, San Diego, CA 92121.
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     As to Executive: Attn: Thad A. Davis, Ropes & Gray LLP, One Embarcadero Center, 22d Floor, San Francisco, CA 94111
     Copy to: Joel McComb, P.O. Box 402, Rancho Santa Fe, California, 92067.
          13. Entire Agreement. This Agreement contains the entire agreement between Executive and the Company and supersedes any prior agreement or understanding between the parties (whether oral or written) regarding the subject matter herein including, without limitation, those agreements and understandings included in the Company’s offer letter to the Executive of January 2, 2008 (bearing the date of January 2, 2007); provided, however that Executive’s Proprietary Information & Invention Agreement and At-Will Employment Agreement dated March 18, 2008 remains in full force and effect. Executive acknowledges that no promise has been made to Executive that is not contained in this Agreement.
          14. Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
          15. No Admission. By entering into this Agreement, the Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. Executive further acknowledges that he is aware of no improprieties by the Company or any Releasees. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal proceeding.
          16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, and assigns. Executive shall not assign any of his rights or obligations under this Agreement or any other agreements incorporated herein.
          17. Modification. This Agreement may be amended only by a written agreement executed by all Parties hereto.
          18. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.
          19. Section 409(A) of the Internal Revenue Code. Notwithstanding anything herein to the contrary, if Executive is a “Specified Employee,” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), on the date on which he incurs a Separation from Service, any payment or benefit provided in this Agreement that provides for the “deferral of compensation” within the meaning of Section 409A shall not be paid or provided or commence to be paid or provided on any date prior to the first business day after the date that is six months following Executive’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment or benefit
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delayed pursuant to the preceding clause shall commence earlier in the event of Executive’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Internal Revenue Code and shall be determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Internal Revenue Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
          THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATES INDICATED BELOW.

/s/ Joel McComb		Dated: February 22, 2010

Joel McComb

ILLUMINA, INC.

By:	/s/ Jay Flatley	Dated: February 22, 2010

Jay Flatley, President & CEO
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